Exhibit 10(iii)(A)(9)
AMENDMENT TO EMPLOYMENT AGREEMENT
          AMENDMENT made as of September 12, 2007 (the “Effective Date”), between THE INTERPUBLIC GROUP OF COMPANIES, INC. (“Interpublic”) and FRANK MERGENTHALER (“Executive”).
WITNESSETH:
          WHEREAS, Interpublic and Executive are parties to an Employment Agreement made as of July 18, 2005 (the “Agreement”);
          WHEREAS, the Agreement provides for payments that are or might be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”); and
          WHEREAS, Interpublic and Executive wish to avoid causing the Agreement or any action taken thereunder to violate any applicable requirement of Section 409A of the Code;
          NOW, THEREFORE, in consideration of the mutual promises set forth herein and in the Agreement, the parties hereto, intending to be legally bound, agree as follows:
     1. Incorporation by Reference. All provisions of the Agreement are hereby incorporated herein by reference and shall remain in full force and effect except to the extent that (a) such provisions are expressly modified by the provisions of this Amendment, or (b) paragraph 10, below, requires such provisions to be modified.
     2. Defined Terms. If the initial letter or letters of any word or phrase in this Amendment are capitalized, and such word or phrase is not defined in this Amendment, such word or phrase shall have the meaning set forth in the Agreement unless the context clearly indicates that a different meaning is intended. For purposes of the Agreement, Executive’s “termination date” shall be established in a manner consistent with the provisions of Treas. Reg. § 1.409A-1(h)(1), such that Executive’s “termination date” is the date of his “separation from service” with Interpublic (within the meaning of Section 409A(a)(2)(A)(i)). A sale of assets to an unrelated buyer that results in Executive working for the buyer or one of its affiliates shall not, by itself, constitute a “separation from service” unless Interpublic, with the buyer’s written consent, so provides within sixty (60) or fewer days before the closing of such sale.
     3. Allowances and Reimbursements. Sections 6.04, 6.05 and 6.06 of the Agreement are hereby clarified as follows:
     a. Section 6.04 of the Agreement is clarified by adding the following sentence at the end thereof:
“Such allowance shall be paid in equal installments according to Interpublic’s payroll practices and policies as are in effect from time to time.”
     b. Section 6.05 of the Agreement is clarified by adding the following sentence at the end thereof:
“Such allowance for each year shall be paid on or before March 15th of the subsequent year.”
     c. Section 6.06 of the Agreement is clarified by adding the following sentence at the end thereof:
“Such reimbursement shall be paid in accordance with the terms of the Executive Medical Plus Plan.”
     4. Termination of Employment by Interpublic. Section 7.01 of the Agreement is hereby deleted and replaced in its entirety by the following:
“7.01 Interpublic may terminate the employment of Executive hereunder at any time and for any reason, by notifying Executive in writing of such termination. If (x) Interpublic terminates Executive’s employment involuntarily (within the meaning of Treas. Reg. § 1.409A-1(n)(1)) without Cause and (y) Interpublic specifies a termination date less than twelve (12) months after the date on which such written notice is given:
     “(i) Interpublic shall pay to Executive a lump-sum amount equal to (1) twelve (12) months’ base salary at his annual rate of salary in effect immediately prior to the Termination Date, plus (2) his target award under Section 4.01 hereof. Such amount shall be paid within thirty (30) days after the Termination Date;

     “(ii) Interpublic shall pay to Executive a lump-sum amount equal to Executive’s target award under Section 4.01 hereof for the calendar year in which the Termination Date occurs multiplied by a fraction, the numerator of which is the number of days from January 1st of the calendar year in which the Termination Date occurs until the Termination Date, and the denominator of which is three hundred sixty-five (365). Such amount shall be paid within thirty (30) days after the Termination Date;
     “(iii) Executive shall be entitled to receive any other awards and benefits in accordance with their terms (to the extent that such other awards and benefits provide for payment or continuation after Executive’s termination of employment hereunder); and
     “(iv) If Executive and/or any of his dependents elects continuation health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Interpublic shall pay to Executive an amount equal to the sum of the premiums to be charged to Executive for such coverage through the first anniversary of his termination date. Such amount shall be paid in a lump sum within thirty (30) days after such termination date.”
     5. Termination of Employment by Executive without Good Reason. Section 7.02(b) is hereby deleted and replaced in its entirety with the following:
     “(b) Executive may terminate his employment with Interpublic for Good Reason (as defined in subsection (c) below). In such event, Interpublic shall pay or provide to Executive all of the compensation, benefits and perquisites specified by Section 7.01 hereof, as if Executive’s employment were terminated by Interpublic without Cause.
     “(c) “Good Reason”
          “(i) Executive shall be deemed to resign for Good Reason if and only if (A) his termination date occurs within the two-year period immediately following the date on which a Covered Action (as defined by paragraph (ii), below) occurs, and (B) the conditions specified by paragraphs (ii) and (iii), below, are satisfied.
          “(ii) Executive shall have Good Reason to resign from employment with Interpublic or any of its parents,

subsidiaries, or affiliates (“IPG”) only if at least one of the following events (each a “Covered Action”) occurs:
               “(1) IPG materially reduces Executive’s annualized rate of base salary;
               “(2) an action by IPG results in a material diminution of Executive’s authority, duties or responsibilities;
               “(3) an action by IPG results in a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report;
               “(4) IPG materially diminishes the budget over which Executive retains authority;
               “(5) IPG requires Executive, without his express written consent, to be based in an office more than fifty (50) miles outside of the Borough of Manhattan, New York, New York, unless (x) the relocation decision is made by Executive, or (y) Executive is notified in writing that Interpublic or his employer is seriously considering such a relocation and Executive does not object in writing within ten (10) days after he receives such written notice; or
               “(6) IPG materially breaches an employment agreement between Interpublic and Executive.
                “(iii) Executive shall not have Good Reason to resign as a result of a Covered Action unless:
               “(1) within the ninety (90) day period immediately following the date on which such Covered Action first occurs, Executive notifies Interpublic in writing that such Covered Action has occurred; and
               “(2) such Covered Action is not remedied within the thirty (30) day period immediately following the date on which Interpublic receives a notice provided in accordance with subparagraph (1), above.”
     6. Reimbursement of Prevailing Party Fees and Costs. Section 9.01 of the Agreement is hereby amended by adding the following new sentences at the end thereof:
“In order to be eligible for a payment or reimbursement pursuant to this Section 9.01, the party entitled to reimbursement or other payments shall submit to the other party a written request for payment, with invoices and receipts documenting the amount to be reimbursed or paid, within thirty (30) days after a final decision is rendered. Subject to the immediately preceding sentence, all reimbursements and other payments required by this Section 9.01 shall be made by March 15th of the calendar year next following the calendar year in which a final decision is rendered.”
     7. Entire Agreement. Article XI of the Agreement is hereby deleted and replaced by the following:
“Article XI
“Entire Agreement
     “11.01 This Agreement, as amended, sets forth the entire understanding between Interpublic and Executive concerning his employment by Interpublic and supersedes any and all previous agreements between Executive and Interpublic concerning such employment and/or any compensation or bonuses. In the event of any inconsistency between the terms of an amendment to this Agreement and the terms of this Agreement in effect before such amendment, the terms of the amendment shall govern. Each party hereto shall pay its own costs and expenses (including legal fees) incurred in connection with the preparation, negotiation, and execution of this Agreement and each amendment thereto. Any amendment or modification to this Agreement shall be set forth in writing and signed by Executive and an authorized director or officer of Interpublic.”
     8. Applicable Law. Section 12.01 of the Agreement is hereby clarified by adding at the end thereof the phrase “without regard to any rule or principle concerning conflicts or choice of law that might otherwise refer construction or enforcement to the substantive law of another jurisdiction.”
     9. Authority to Determine Payment Date. To the extent that any payment under the Agreement may be made within a specified number of days on or after any date or the occurrence of any event, the date of payment shall be determined by Interpublic in its sole discretion, and not by the Executive, his beneficiary, or any of his representatives.

     10. American Jobs Creation Act of 2004. The Agreement, as amended hereby, shall be construed, administered, and interpreted in accordance with (i) before January 1, 2008, a reasonable, good-faith interpretation of Section 409A of the Code and Section 885 of the American Jobs Creation Act of 2004 (collectively the “AJCA”) and (ii) after December 31, 2007, the AJCA. If Interpublic or Executive determines that any provision of the Agreement, as amended hereby, is or might be inconsistent with the requirements of the AJCA, the parties shall attempt in good faith to agree on such amendments to the Agreement as may be necessary or appropriate to avoid causing Executive to incur adverse tax consequences under Section 409A of the Code. No provision of the Agreement, as amended hereby, shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from Executive or any other individual to Interpublic.
          IN WITNESS WHEREOF, Interpublic, by its duly authorized officer, and Executive have caused this Amendment to the Agreement to be executed.

The Interpublic Group of Companies, Inc.			Executive

BY:	/s/ Timothy Sompolski		/s/ F. Mergenthaler

	Timothy Sompolski Executive Vice President, Chief Human Resources Officer		Frank Mergenthaler

DATE:	September 12, 2007	DATE:	July 10, 2007